Exhibit 99.1

Company Release – Mifflintown, PA – July 27, 2017

Juniata Valley Financial Corp. Announces 2017 Second Quarter Financial Results

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced that Juniata’s second quarter 2017 net income was $1,294,000, an increase of $179,000, or 16.1%, in comparison to net income for the second quarter of 2016. Earnings per share was $0.27 in the second quarter of 2017, representing an increase of 17.4% over the second quarter of 2016. For the six months ended June 30, 2017 net income was $2,753,000, an increase of 14.4% over earnings for the same time period in 2016, with earnings per share increasing by $0.08, or 16.0%, over the corresponding 2016 period.

Ms. Barber noted, “The comparison of the results of operations for the three and six month periods ending June 30, 2017 to the corresponding periods in 2016 was impacted by recorded gains on the sales of investment securities and loans at different amounts in both periods, as well as significant merger and acquisition costs recorded in the 2016 period. However, steady growth in the balance sheet, coupled with increased revenues and core operating efficiencies continue to deliver solid earnings to our shareholders in our 150th year of community banking”.

Specifically, Juniata incurred $372,000 of expense in conjunction with the integration of its Northern Tier region during the first six months of 2016, with $314,000 of integration expenses recorded in the second quarter. Integration costs were partially offset by $113,000 in gains from the sales of loans included in the year-to-date period of 2016. Securities gains were recorded in both the three and six month periods of 2017 and 2016, with $380,000 more of such gains recorded in the 2017 period.

Annualized return on average assets for the six months ended June 30, 2017 was 0.93%, compared to 0.83% for the six months ended June 30, 2016. Adjusted for tax-effected merger and integration expenses in the 2016 period, annualized return on average assets was 0.92%. Annualized return on average equity for the six month period in 2017 was 9.22%. Annualized return on average equity was 7.87% for the six months ended June 30, 2016; excluding tax effected merger and acquisition expense in the 2016 period, annualized return on equity was 8.68%. Excluding integration costs in the 2016 period, basic and diluted earnings per share increased from $0.55 in the first half of 2016 to $0.58 in the first half of 2017.

Net interest income, after the provision for loan losses, was $8,953,000 in the first six months of 2017 as compared to $8,926,000 in the first six months of 2016, as average earning assets increased by 3.0% partially offset by an increase in the costs of funding average earning assets of 9 basis points. The net interest margin on a fully tax-equivalent basis was 3.51% in the 2017 period, compared to 3.60% in the 2016 period.

Non-interest income during the first half of 2017 increased by $348,000 when compared to the first half of 2016. Included in non-interest revenues in the 2017 period was $508,000 in securities gains, while the 2016 non-interest revenues included $241,000 in securities and loan sale gains. The 2017 year-to-date period also included an aggregate increase of $111,000, or 8.5% in customer service fees and debit card fee income. Non-interest expense, excluding the integration costs included in the 2016 year-to-date period, increased by 3.0%.

For the second quarter of 2017, annualized return on average assets was 0.87% as compared to 0.78% for the same period in 2016 and annualized return on average equity was 8.62% and 7.25% in the second quarters of 2017 and 2016, respectively. Excluding tax-effected merger and integration costs, return on average assets and return on average equity were 0.93% and 8.60%, respectively, for the second quarter of 2016.

Net interest income, after the provision for loan losses in the second quarter of 2017, was $4,511,000 as compared to $4,418,000 in the second quarter of 2016, as average earning assets increased by 5.1% partially offset by an increase in the costs of funding average earning assets of 11 basis points. The net interest margin on a fully tax-equivalent basis was 3.52% in the second quarter of 2017, compared to 3.61% in the comparative 2016 period.

Non-interest income during the second quarter of 2017 included $4,000 in gains on the sales and calls of securities; in the second quarter of 2016, non-interest income included a $128,000 gain on the sale of securities. Excluding those two events, non-interest income increased by $35,000, or 2.9%, in the second quarter of 2017 compared to the second quarter of 2016. The increase was primarily attributable to a 4.8% increase in customer service fees and a 6.9% increase in debit card fee income.

Non-interest expense decreased by 5.7% in the second quarter of 2017 versus the second quarter of 2016, primarily due to merger and acquisition costs in the 2016 period. Merger and acquisition costs related to the integration of the Northern Tier region were $314,000 in the second quarter of 2016, with no such expenses recorded in the second quarter of 2017. Excluding those 2016 costs, non-interest expense increased by 1.4%, or $57,000, due to increased employee benefits expense and data processing costs, partially offset by net gains on sales of foreclosed properties.

Total assets at June 30, 2017 were $602.3 million, an increase of 3.8% compared to December 31, 2016. During the same period, loans grew by $13.9 million, or 3.7%, and deposits increased by $20.0 million, or 4.4%. Credit quality continued to improve in the second quarter of 2017. As of June 30, 2017, non-performing loans as a percentage of outstanding loans was 1.19%, improving from 1.40% on December 31, 2016.

On July 18, 2017, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on September 1, 2017 to shareholders of record on August 15, 2017.

To review financial statements which include detailed quarter and year-to-date financial information, please refer to Juniata’s reports by following this link: June 2017 Financial Statements. These financial statements can be also be found at www.jvbonline.com, under Investor Relations/Financial Highlights/June 2017 Financial Statements.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the SEC.  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through OTC Pink under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the SEC.